                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




Date of Report (date of earliest event reported)   April 15, 1997


                             PictureTel Corporation

               (Exact name of registrant as specified in charter)

     DELAWARE                       1-9434                      04-2835972
(State or other                  (Commission                  (IRS Employer
jurisdiction                      File Number)            Identification Number)
of incorporation)

                      100 Minuteman Road, Andover, MA 01810
                    (Address of principal executive offices)

Registrant's telephone number, including area code (508) 292-5000




(Former name or former address, if changed since last report)

Item 5. Other Events

On April 15, 1997, PictureTel Corporation (the "Company") announced that it had entered into an Agreement and Plan of Merger dated as of April 15, 1997 (the "Agreement"), among the Company, MultiLink, Inc., a Massachusetts corporation ("MultiLink"), and ML Acquisition Corp., a wholly-owned subsidiary of the Company ("Subsidiary"). The Agreement provides for the Company to acquire MultiLink through the merger of Subsidiary with and into MultiLink (the "Merger"), which will remain the wholly-owned subsidiary of the Company. Under the terms of the Agreement, each share of MultiLink common stock outstanding (approximately 6,243,000 shares) will be exchanged for 0.56 of a share of PictureTel common stock. Outstanding options to purchase MultiLink stock will be converted at the exchange ratio into PictureTel options. Following the Merger, MultiLink shareholders will own approximately 10% and PictureTel shareholders will own approximately 90% of the combined Company's shares. The parties intend that the Merger be accounted for as a "pooling of interests" and that it qualify as a tax-free reorganization under the Internal Revenue Code. The Company also entered into a Stockholders Agreement dated as of April 15, 1997 with holders of approximately 72% of the outstanding shares of MultiLink in which such stockholders agreed to vote their shares of MultiLink in favor of the Merger. This description is qualified in its entirety by reference to the Agreement and Plan of Merger and the Stockholders Agreement attached as exhibits.

Financial Statements and Exhibits


(c)   Exhibits

1. Agreement and Plan of Merger among PictureTel Corporation, ML Acquisition Corp. and MultiLink, Inc. dated as of April 15, 1997

2. Stockholders Agreement between certain stockholders of MultiLink, Inc. and PictureTel Corporation dated as of April 15, 1997

3.    Press Release dated April 15, 1997

                                   SIGNATURES


Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                    PictureTel Corporation
                                    (Registrant)

                                    By    /S/ Domenic J. LaCava
                                          Domenic J. LaCava
                                          President


                                    Date: April 17, 1997

                                  EXHIBIT INDEX

Exhibit No.


2.1 Agreement and Plan of Merger among PictureTel Corporation, ML Acquisition Corp. and MultiLink, Inc. dated as of April 15, 1997

10.1 Stockholders Agreement between certain stockholders of MultiLink, Inc. and PictureTel Corporation dated as of April 15, 1997

99.1  Press Release dated April 15, 1997